UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 30, 2018

DARÉ BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36395	20-4139823
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11119 North Torrey Pines Road, Suite 200

La Jolla, CA 92037

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code (858) 926-7655

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On April 30, 2018, Daré Bioscience, Inc., a Delaware corporation (“Daré”), Pear Tree Pharmaceuticals, Inc., a Delaware corporation (“Pear Tree”), Daré Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Daré (“Merger Sub”), and Fred Mermelstein and Stephen C. Rocamboli, in their respective capacities as stockholders’ representatives, entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, if the transactions contemplated by the Merger Agreement are consummated, at the effective time of the Merger, Merger Sub will merge with and into Pear Tree with Pear Tree surviving the Merger as a wholly owned subsidiary of Daré (the “Merger”).

Under the terms of the Merger Agreement, in connection with the closing of the transactions contemplated by the Merger Agreement, the former holders of Pear Tree’s capital stock will receive (i) an amount of cash at closing equal to the sum of $75,000, plus cash and cash equivalents held by Pear Tree at closing, less certain indebtedness and transaction expenses of Pear Tree, transaction expenses of the stockholders’ representatives and amounts payable under Pear Tree’s management incentive plan and (ii) subject to certain offsets, an amount of cash on the one-year anniversary of the closing equal to $75,000. The Merger Agreement also provides that Pear Tree will be eligible to receive tiered royalties, including customary provisions permitting royalty reductions and offset, based on percentages of annual net sales of certain products subject to license agreements to be assumed by Daré, and a percentage of sublicense revenue. Further, the Merger Agreement provides that Daré shall make milestone payments to certain former and continuing Pear Tree service providers and former holders of Pear Tree’s capital stock, with such payments contingent on achieving certain clinical, regulatory and commercial milestones, which payments may be paid, in Dare’s sole discretion, in cash or in shares of Daré’s common stock, as more fully set forth in the Merger Agreement.

Consummation of the transactions contemplated by the Merger Agreement is subject to various closing conditions, including the execution of non-solicitation and non-competition agreements by certain stockholders of Pear Tree, the resignation of each employee, director and officer of Pear Tree, the absence of any material adverse effect with respect to Pear Tree, the approval or disapproval by the Pear Tree stockholders with respect to any payments or benefits that may constitute “parachute payments” under Section 280G of the United States Internal Revenue Code, the receipt of joinder agreements by Pear Tree stockholders holding a certain percentage of the outstanding capital stock, and various other closing conditions. The parties have also made customary representations, warranties, and covenants in the Merger Agreement, including covenants regarding the conduct of their respective businesses prior to the closing date and provisions regarding indemnification

The representations, warranties and covenants contained in the Merger Agreement were made solely for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact but, rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. The assertions embodied in those representations and warranties may be subject to important qualifications and limitations agreed to by Daré and Pear Tree in connection with negotiating their respective terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders of Daré. For the foregoing reasons, none of Daré stockholders or any other person should rely on such representations and warranties, or any characterizations thereof, as statements of factual information at the time they were made or otherwise.

The Merger Agreement may be terminated under specified circumstances, including by mutual consent of the parties, by Daré if certain consents are not received or if Pear Tree experiences a material adverse effect, and by either party if representations and warranties of the other party are not true, if the other party has failed to perform any covenant, or if the transactions contemplated by the Merger Agreement have not been consummated by May 15, 2018 (which date may be extended from time to time by mutual written consent of the parties).

The foregoing summary of the material terms of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which Daré intends to file with the Securities and Exchange Commission with its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2018. Daré will seek confidential treatment of certain terms of the Merger Agreement at such time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARÉ BIOSCIENCE, INC.

Dated: May 4, 2018	By:	/s/ Sabrina Martucci Johnson
		Name:	Sabrina Martucci Johnson
		Title:	President and Chief Executive Officer